[LETTERHEAD OF THACHER PROFFITT & WOOD]



                                          September 24,1997

ICIFC Secured Assets Corp.
20371 Irvine Avenue, Suite 200
Santa Ana Heights, California  92707

                      ICIFC Secured Assets Corp.
                      Mortgage Pass-Through Certificates, Series 1997-3
                      -------------------------------------------------

Ladies and Gentlemen:

         We have acted as counsel to ICIFC Secured Assets Corp. (the "Company") in connection with the issuance by the Company of Mortgage Pass-Through Certificates, Series 1997-3 (the "Certificates") to be created pursuant to the Pooling and Servicing Agreement, dated as of September 1, 1997 (the "Pooling and Servicing Agreement"), among the Company, the Master Servicer and Bankers Trust Company of California, N.A. (the "Trustee"). The Certificates consist of eleven classes of senior certificates designated as Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-6, Class A-7, Class A-8, Class A-9, Class A-10 and Class R (collectively, the "Senior Certificates") and six classes of subordinated certificates designated as Class M-1, Class M-2 and Class M-3 (collectively, the "Class M Certificates"), Class B-1, Class B-2 and Class B-3 (collectively, the "Class B Certificates"). Only the Senior Certificates and the Class M Certificates (collectively, the "Offered Certificates") are offered under the Prospectus.

         The Certificates will evidence undivided interests in a trust fund (the "Trust Fund") consisting primarily of a pool of conventional, fixed-rate, one-to four-family first mortgage loans (the "Mortgage Loans"). ICI Funding Corporation ("ICI Funding") originated or acquired the Mortgage Loans through its mortgage loan purchase program from various seller/servicers. ICI Funding will transfer the Mortgage Loans to the Company pursuant to the Mortgage Loan Purchase Agreement, dated September 29, 1997 (the "Mortgage Loan Purchase Agreement"), in

ICIFC Secured Assets Corp.                                                Page 2
September 24, 1997

exchange for immediately available funds, the Class A-9, Class A-10 and Class B Certificates. Capitalized terms not defined herein have the meanings assigned to them in the Pooling and Servicing Agreement.

         In connection with rendering this opinion letter, we have examined the Pooling and Servicing Agreement and such other documents as we have deemed necessary. As to matters of fact, we have examined and relied upon representations, warranties and covenants of the parties contained therein and, where we have deemed appropriate, representations or certifications of officers of parties to the Pooling and Servicing Agreement or public officials. In rendering this opinion letter, except for the matters that are specifically addressed in the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies, (ii) the necessary entity formation and continuing existence in the jurisdiction of formation, and the necessary licensing and qualification in all jurisdictions, of all parties to all documents, (iii) the necessary authorization, execution, delivery and enforceability of all documents, and the necessary entity power with respect thereto, (iv) the conformity of the Mortgage Loans and the related documents to the requirements of the Pooling and Servicing Agreement and (v) that there is not and will not be any other agreement that modifies or supplements the Pooling and Servicing Agreement expressed in the documents to which this opinion letter relates and that renders any of the opinions expressed below inconsistent with such documents as so modified or supplemented.

         Assuming compliance with the pertinent provisions of the Pooling and Servicing Agreement, as of the Closing Date the Trust Fund will qualify as a "real estate mortgage investment conduit" ("REMIC") as defined in the Internal Revenue Code of 1986, as amended (the "Code"). The Senior Certificates (other than the Class R Certificates), the Class M Certificates and the Class B Certificates will constitute "regular interests" in the REMIC, and the Class R Certificates will represent a single class of "residual interests" in the REMIC.

         The opinions set forth herein are based upon the existing provisions of the Code and Treasury regulations issued or proposed thereunder, published Revenue Rulings and releases of the Internal Revenue Service and existing case law, any of which could be changed at any time. Any such changes may be retroactive in application and could modify the legal conclusions upon which such opinions are based. The opinions expressed herein are limited as described above, and we do not express an opinion on any other legal or income tax aspect of the transactions contemplated by the documents relating to the transaction.

         In rendering the foregoing opinions, we express no opinion as to the laws of any jurisdiction other than the federal income tax laws of the United States. This opinion will not be updated for subsequent changes or modifications to the law and regulations or to the judicial and administrative interpretations thereof, unless we are specifically engaged to do so. This opinion is rendered only to those to whom it is addressed and may not be relied on in connection with any

ICIFC Secured Assets Corp.                                                Page 3
September 24, 1997

transactions other than the transactions contemplated herein. The opinion may not be relied upon for any other purpose, or relied upon by any other person, firm or corporation for any purpose, without our prior written consent.

                                   Very truly yours,

                                   THACHER PROFFITT & WOOD

                                   By

                                       /s/ THACHER PROFFITT & WOOD
                                       ---------------------------